                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION

In re:                              )   Case No. 05-41108-399
                                    )
FALCON PRODUCTS, INC., a Delaware   )   JOINTLY ADMINISTERED UNDER
corporation, et al.,                )   CHAPTER 11
                                    )
                                    )
Debtors.                            )   ORDER CONFIRMING DEBTORS' THIRD
                                    )   AMENDED JOINT CHAPTER 11 PLAN OF
                                    )   REORGANIZATION (OCTOBER 3, 2005);
                                    )   AS MODIFIED
                                    )
                                    )
                                    )   Docket No. 985
                                    )
                                    )
                                    )
                                    )

          The "Debtors' Second Amended Joint Chapter 11 Plan of Reorganization
(August 29, 2005)," filed on August 29, 2005, having been transmitted to
Creditors and Interest holders, and having been amended by the "Debtors' Third
Amended Joint Chapter 11 Plan of Reorganization (October 3, 2005)," filed on
October 3, 2005, docket entry number 985 (as amended or modified by this
Confirmation Order, the "Plan")(1), and it having been determined after hearing on notice that the requirements for confirmation set forth in section 1129 of the Bankruptcy Code have been satisfied, and based on the Court's "Findings of
Fact and Conclusions of Law Regarding Confirmation of Debtors' Third Amended
Joint Chapter 11 Plan of Reorganization (October 3, 2005); As Modified" (the
"Findings and Conclusions"), and good cause appearing, IT IS ORDERED THAT:

          1. The Plan is hereby modified as follows:

          a. The termination of the Pension Plans by decision of the PBGC pursuant to 29 CFR Section 4041.46(b) or agreement between the Pension Plans'
administrator and the PBGC (or,

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(1)  Terms not otherwise defined herein shall have the same meaning ascribed to them in the Findings and Conclusions.

                                        1

if termination is contested, by final order of the appropriate U.S. District
Court) in accordance with the pension plan termination provisions of the
Employee Retirement Income Security Act of 1974, is removed as a conditions precedent to confirmation of the Plan, and shall instead be a condition precedent to the effectiveness of the Plan and the occurrence of the Effective
Date, which condition is hereby incorporated into Article VII. B of the Plan, unless such condition is waived by the Backstop Parties in their sole and absolute discretion; and

          b. The definition of Audit Committee Report Retained Rights of Action
in Article I. A. of the Plan is hereby modified to include the following as the last sentence thereof: The Audit Committee Report Retained Rights of Action
shall include, but shall not be limited to, all rights, claims, rights of action, causes of action, defenses and counterclaims accruing to the Debtors or their Estates for breach of fiduciary duty, aiding and abetting breaches of fiduciary duty or statutory violations, professional negligence or malpractice, negligent misrepresentation or civil conspiracy/acting in concert, and any other similar or related theories that may arise upon further investigation and discovery, against any party, including but not limited to all existing and former directors and attorneys of the Debtors, and all of the Debtors' former
(a) officers, (b) employees, (c) professionals, (d) accountants, (e) auditors,
(f) financial advisors, (g) underwriters, (h) experts and (i) other agents, including, without limitation, Ernst & Young, and any other parties that may be identified through further investigation and discovery. For purposes of the preceding sentence, "former" shall mean any individual or entity that is no longer actively employed or actively engaged by any Debtor in any capacity immediately prior to the occurrence of the Effective Date of the Plan.

          All modifications of the Plan are hereby approved, and no further disclosure, solicitation, or voting is required.

          2. The Plan, as amended or modified by this Confirmation Order, is approved and confirmed under Bankruptcy Code section 1129.

          3. All Objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein or otherwise made in any pleading, correspondence, written or oral statement, or other communication to the

                                        2

Bankruptcy Court, the Debtors, the United States Trustee, the Committee, or
other parties in interest, including the New Studio Objection and the Riverside
Plan Objection, are overruled on the merits.

          4. The amounts, priorities, secured status, and classifications of
Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The amounts, priorities, secured status, and classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (a)
were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual amount, priority, secured status, or classification of such Claims and Interests under the Plan for distribution purposes, and (c) shall not be binding on, or used as evidence against, the
Debtors or the Reorganized Debtors for any purpose other than with respect to voting on the Plan.

          5. The Plan and its provisions shall be binding upon the Debtors, the
Reorganized Debtors, the Creditor Trust, any entity acquiring or receiving property or a distribution under the Plan, and any holder of an Administrative
Claim or Claim against or Interest in any of the Debtors, including all federal, state, and local governmental entities and fiscal intermediaries thereof, whether or not (i) the Administrative Claim, Claim, or Interest of such holder is impaired under the Plan, (ii) such holder or entity has accepted the Plan, and (iii) a proof of Claim, demand for payment of Administrative Claim, or appearance has been made in the Cases.

          6. Pursuant to Section V.D of the Plan, except as otherwise provided in the Plan and notwithstanding substantive consolidation for purposes of the
Plan, with the exception of Epic, which shall be merged into Reorganized Falcon, each Debtor shall, as a Reorganized Debtor, continue to exist after the
Effective Date as a separate corporate or other legal entity, with all the powers of a corporation or other applicable entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law. Except as otherwise provided in the Plan, upon the

                                        3

Effective Date all property of the Debtors' estates shall vest in the
Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, and all such Claims, liens, encumbrances, charges, and other interests shall be discharged and extinguished. In particular, the Notice of Materialman's Lien filed by York International Corporation, as claimant, against Shelby Williams Industries, as owner, recorded in the Registrar's Office of Hamblin County, Tennessee, on February 17, 2005, at Book 1092, Page 430, is
hereby declared to be of no force or effect and is hereby expunged. From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and Equity Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

          7. Pursuant to Section IV.B of the Plan, and except as may be otherwise provided in this Confirmation Order, as of the Effective Date the
Debtors are authorized to assume those executory contracts and unexpired leases that are listed in Exhibit B to the Plan(2). Such assumption shall be only to the extent that the listed items constitute executory contracts and unexpired leases within the meaning of section 365 of the Bankruptcy Code. Inclusion of a matter in Exhibit B shall not constitute an admission by the Debtors or Debtors in Possession that (i) such matter is an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code, (ii) that the Debtors must assume such matter in order to continue to receive or retain rights, benefits, or performance thereunder or that any Claim under such matter must be paid or default cured if it is not an executory contract or unexpired lease, or
(iii) an executory contract or unexpired lease exists or is valid. Any contract or lease assumed, or assumed and assigned, pursuant to the Plan shall be assumed, or assumed and assigned, as previously amended or otherwise modified by the parties thereto, whether before or after the Petition Date.

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(2)  All references to Exhibits A and B of the Plan herein are to such Exhibits as have been amended prior to the Effective Date, or at such later date as may be allowed by this Court.

                                        4

          8. Except as otherwise provided in this Confirmation Order, the Cure
Payment amounts set forth on Exhibit B of the Plan shall be binding on all parties. Unless this Court orders otherwise, the Reorganized Debtors' tender of the Cure Payment (including if the payment owed is $0), as specified in Exhibit
B of the Plan, shall provide cure and compensation for any and all defaults and unpaid obligations under such assumed or assumed and assigned executory contract or unexpired lease, and no other amounts shall be owing thereunder as of the
Confirmation Date.

          9. Pursuant to Section VI.A of the Plan, and except as otherwise provided in the Plan, as of the Effective Date, all executory contracts and unexpired leases as to which any of the Debtors are parties are rejected, except for executory contracts or unexpired leases (i) that are listed in Exhibit B of the Plan as being assumed, pursuant to Section VI.B of the Plan (unless such contracts or leases are deemed rejected in accordance with Section VI.B.3 of the
Plan), (ii) that are the subject of a pending motion filed by a Debtor in the
Cases to assume, or assume and assign, such contracts or leases, (iii) that are or have been specifically assumed by the Debtors with the approval of the
Bankruptcy Court by separate proceeding in the Cases, or (iv) with respect to which the Bankruptcy Court or the non-Debtor contracting party has otherwise granted the Debtors additional time to assume or reject such contracts or leases until a date after the Effective Date. The executory contracts and unexpired leases rejected under the Plan shall include, without limitation, those listed in Exhibit A to the Plan.

          10. Pursuant to Section VI.A of the Plan, if the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section
VI.A of the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the
Bankruptcy Court and served upon counsel for the Debtors on or before the date that is thirty (30) days after the mailing of the Notice of Effective Date
(defined below), as provided for in Article IV.A.4 of the Plan, which notice shall be deemed given upon deposit into the United States Mail addressed to the last

                                        5

known address of record for the non-Debtor party to such contract or lease.

          11. The execution and recording of any memorandum of lease relating to any unexpired lease listed on Exhibit B to the Plan is hereby exempt from any law or requirement requiring lessor consent or joinder, whether express or otherwise, to such execution or recordation. The Reorganized Debtors, or any agent or representative of the foregoing, hereby are authorized to serve upon all filing and recording officers a notice, in connection with the execution, filing and recording of any memoranda of lease (whether recorded or unrecorded)
in accordance with this Plan, to evidence and implement this paragraph. The appropriate state or local government filing and recording officers are hereby directed to accept for filing or recording any and all memoranda of lease to be executed, Filed and recorded in accordance with this Plan and the exhibits thereto, without need for lessor consent or joinder to such execution or recordation, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than this Confirmation Order.
The Bankruptcy Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

          12. On, or as soon as practicable after, the Effective Date, the
Debtors shall pay to Thermostate the amount of $9,766.86, and shall pay to A-1
Storage the sum of $19,096.90, which amounts represent the cure payments due and owing to such parties under their respective agreements with the Debtors, which the Debtors will assume on the Effective Date, pursuant to Article IV.B of the
Plan.

          13. Each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.
The Debtors and the Reorganized Debtors and their respective directors, officers, members, agents, and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Documentary
Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to

                                        6

implement, effectuate, and consummate the Plan in accordance with its terms
(including but not limited to the agreements, documents or securities with respect to the Rights Offering, the Amended Term A Loan Agreement, the
Post-Confirmation Term B Secured Loan, and the Exit Facility), or take any or all corporate actions authorized to be taken pursuant to the Plan, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organizational documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Documentary Supplement, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

          14. The issuance of New Common Stock, any other notes or other debt instruments identified in the Plan, and all other securities provided for in or contemplated by the Plan is hereby authorized without further act or action under applicable law, regulation, order, or rule.

          15. All of the New Common Stock shares distributed pursuant to the
Plan to Holders of Allowed Class 3 Claims shall be entitled to the benefits and exemptions provided by section 1145 of the Code. All of the Rights Offering
Shares, including those issued to the Backstop Parties, if necessary, shall be issued pursuant to the exemption from the registration requirements of the
Securities Act provided by Section 4(2) thereof and/or the private placement exemption under Regulation D under the Securities Act, and not the exemptions provided by section 1145 of the Code. Accordingly, the Backstop Parties and any
Electing Holders who purchase Rights Offering Shares shall be issued
"restricted" shares, such that the resale of such Rights Offering Shares, and, if applicable, the Backstop Parties, will have to be registered or will have to qualify for a separate exemption.

          16. Conditioned upon the occurrence of the Effective Date, each Debtor shall be substantively consolidated with each other Debtor, for purposes of allowance of Claims and distributions under the Plan as follows: (i) any of the assets and liabilities of each Debtor shall be deemed to be the assets and liabilities of all of the Debtors; (ii) the Debtors' intercompany

                                        7

Claims (which are Claims of one Debtor against another Debtor) shall be eliminated through cancellation, contribution to capital or dividend at the
Debtors' election, and Interests shall be treated as provided in the Plan; (iii)
all guarantees by any Debtor of the obligations of any other Debtor arising prior to the Petition Date (regardless whether such guarantee is secured, unsecured, liquidated, unliquidated, contingent, or disputed) shall be deemed liquidated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor shall be deemed to be a single obligation of the consolidated Debtors; (iv) any joint liability (including, but not limited to joint and several liability) of any of the Debtors with one another shall be deemed to be a single obligation of the consolidated Debtors; and (v) each and every proof of Claim or Administrative Claim filed or to be filed in the Cases shall be deemed filed against the consolidated Debtors, and shall be deemed a single Claim or Administrative Claim against and obligation of the consolidated
Debtors. Falcon is further authorized to dissolve the following corporations:
(i) Falcon Holdings, Inc., a Missouri corporation; and (ii) Falcon Companies
International, Inc., a Missouri corporation.

          17. Substantive consolidation of the Debtors is hereby approved only for purposes of the Plan and the treatment of Claims and Administrative Claims thereunder.

          18. On the Effective Date, each of the Reorganized Debtors shall be vested with equal authority to bring (except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released, transferred, or assigned in connection with the Plan or in any settlement agreement approved during the Cases), (i) any and all Reserved Rights of Action and Audit Committee Report Retained Rights of Action, whether or not litigation relating thereto is pending on the Effective Date, and (ii) any
Reserved Rights of Action and Audit Committee Report Retained Rights of Action
that constitute property of the Debtors' Estates: (a) whether or not such
Reserved Rights of Action or Audit Committee Report Retained Rights of Action
have been listed or referred to in the Schedules, the Plan, the Disclosure
Statement, or any other document filed with the Bankruptcy Court, (b) whether or not such Reserved Rights of Action or Audit Committee Report Retained Rights of
Action are currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to

                                        8

such Reserved Rights of Action or and Audit Committee Report Retained Rights of
Action filed a proof of Claim in the Cases, filed a notice of appearance or any other pleading or notice in the Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the scope of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to any Reserved Rights of Action or Audit Committee Report Retained Rights of
Action, or potential Reserved Rights of Action or Audit Committee Report
Retained Rights of Action in the Debtors' Schedules or the Committee's Avoiding
Power Causes of Action, the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtors' right to commence, prosecute, defend against, settle, and realize upon any Reserved Rights of Action, that any of the Debtors or the Reorganized Debtors have or may have as of the
Confirmation Date. The Reorganized Debtors may commence, prosecute, defend against, recover on account of, and settle all Reserved Rights of Action and
Audit Committee Report Retained Rights of Action in their sole discretion in accordance with what is in the best interests, and for the benefit, of the
Reorganized Debtors.

          19. On the Effective Date, the Creditor Trust shall have authority, in accordance with the Joint Prosecution and Cooperation Agreement, to bring
(except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the
Plan or in any settlement agreement approved during the Cases), (i) the
Committee's Avoiding Power Causes of Action, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such
Committee's Avoiding Power Causes of Action have been Scheduled or otherwise listed or referred to in the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, and (ii) any of the Committee's
Avoiding Power Causes of Action: (a) whether or not such Committee's Avoiding
Power Causes of Action have been listed or referred to in the Schedules, the
Plan, the Disclosure Statement, or any other document filed with the Bankruptcy
Court, (b) whether or not such

                                        9

Committee's Avoiding Power Causes of Action are currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such
Committee's Avoiding Power Causes of Action filed a proof of Claim in the Cases, filed a notice of appearance or any other pleading or notice in the Cases, voted for or against the Plan, or received or retained any consideration under the
Plan. Without in any manner limiting the scope of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to any of the Committee's Avoiding Power
Causes of Action in the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Creditor Trust's right to commence, prosecute, defend against, settle, and realize upon any of the Creditor Trust's right to commence, prosecute, defend against, settle, and realize upon any of the Committee's
Avoiding Power Causes of Action, that any of the Debtors or the Reorganized
Debtors have or may have as of the Confirmation Date. The Creditor Trust may commence, prosecute, defend against, settle, and recover on account of all of the Committee's Avoiding Power Causes of Action in its sole discretion, and in accordance with what is in the best interests, and for the benefit, of the
Creditor Trust and the Creditor Trust Beneficiaries.

          20. The Debtors are hereby authorized to enter into and consummate agreements with respect to the Post-Confirmation Term B Secured Loan, the Exit
Facility, and the Amended Term A Loan Agreement, and to implement the Rights
Offering for the purposes stated therein, including funding obligations under the Plan, including the payment of Allowed Administrative Claims, the repayment of obligations under the DIP Facility, financing the Reorganized Debtors'
working capital requirements, and satisfying the treatment of Claims that the
Debtors are required to or elect to satisfy with Cash payments. On the Effective
Date, all the liens and security interests to be created under the Exit
Facility, the Amended Term A Loan Agreement, and the Post-Confirmation Term B
Secured Loan shall be deemed approved. In furtherance of the foregoing, the
Reorganized Debtors and the other persons granting such liens

                                       10

and security interests are authorized and directed to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order, and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary or desirable under applicable law to (i) continue or maintain the perfection of such liens and (ii) give notice of such liens and security interests to third parties.

          21. The documents contained in the Plan Documentary Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at and before the
Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, are hereby authorized and approved. Without need for further order or authorization of the Bankruptcy Court, the Debtors and
Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Documentary
Supplement that do not materially modify the terms of such documents and are consistent with the Plan. The Debtors are authorized to implement the Management
Incentive Plan, the Rights Offering, and all programs or plans contained in the
Plan Documentary Supplement without the necessity of shareholder approval required under any applicable law, including, without limitation, sections
162(m) and 422(b)(1) of the Internal Revenue Code.

          22. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority or governmental unit with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements referred to in, or contemplated by, the Plan, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the
Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto, including without limitation those in respect of the Post-Confirmation Term B Secured Loan, the Amended Term A
Loan Agreement, the Exit Facility,

                                       11

and the Rights Offering.

          23. Pursuant to Bankruptcy Code section 1146(c): (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; and (c) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan shall not be subject to any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax, including, without limitation, the Florida intangible and documentary stamp taxes. The Reorganized
Debtors, or any agent or representative thereof, are hereby authorized to serve upon all filing and recording officers a notice in connection with the filing and recording of any such Instruments of Transfer in accordance with this Plan, to evidence and implement this paragraph. The appropriate state or local government filing and recording officers are hereby directed to accept for filing or recording all Instruments of Transfer or other documents of transfer to be filed and recorded in accordance with this Plan and the exhibits thereto, without payment of any such tax or government assessment, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than this Confirmation Order. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

          24. Pursuant to Section III.1.b.ii of the Plan, and except as otherwise agreed by the Debtors in writing, all applications for final compensation of professional persons for services rendered and for reimbursement of expenses incurred on or before the Effective Date shall be filed with the
Bankruptcy Court on or before November 8, 2005, unless a later date is ordered by the Bankruptcy Court after notice and a hearing on an application to extend such deadline Filed by a Professional Person. The hearing on the Filed Final Fee
Applications shall be held on December 8, 2005, at 9:00 a.m., C.S.T. The
Reorganized Debtors shall prepare a notice of the hearing on all timely Filed
Final Fee Applications, which notice shall provide the deadline by which all objections to such Filed Final Fee Applications must be Filed, and shall serve such notice on the All Notices List and all Professional Persons who timely File
Final Fee Applications.

                                       12

          25. Pursuant to Article III.A.1.b.i of the Plan, all other requests for payment of Administrative Claims incurred on or after September 1, 2005 and on or before the Effective Date under sections 507(a)(1) or 507(b) of the
Bankruptcy Code, other than Administrative Tax Claims as provided in Article
III.A.1.b.iii of the Plan, must be Filed no later than 30 days after the mailing of the Notice of Effective Date, (the "Post-September 1 Administrative Claims
Bar Date"), unless such date is extended by the Bankruptcy Court after notice to the Reorganized Debtors. Any such request for payment of an Administrative Claim that is subject to the Post-September 1 Administrative Claims Bar Date and that is not filed and served on or before the Post-September 1 Administrative Claims
Bar Date shall be forever barred; any party that seeks payment of Administrative
Claims that (i) is required to file a request for payment of such Administrative
Claims and (ii) does not file such a request by the deadline established herein shall be forever barred from asserting such Administrative Claims against the
Debtors, the Reorganized Debtors, their estates, or any of their property.
Notwithstanding the foregoing, the Post-September 1 Administrative Claims Bar
Date shall not apply to any obligations under an Administrative Transaction that has not been breached, terminated, or fully performed as of the Effective Date,
Administrative Claim for salary, wages, benefits, or expense reimbursements to an employee of the Debtors, regardless of whether a request for payment has been
Filed, when and as such Claim becomes due and owing in the normal course of business.

          26. Pursuant to Article III.A.1.b.iii of the Plan, Administrative Tax
Claims shall be Allowed Administrative Tax Claims only if: (a) within the later of: (i) 30 days after the Effective Date; and (ii) 120 days after the filing of the tax return for such taxes, the Holder of such Claim Files a motion requesting payment of such Administrative Tax Claim; and (b) such Claim is allowed by Final Order. Any holder of any Tax Administrative Claims that is required to file a request for payment of such taxes and does not file and properly serve such a request by the applicable bar date shall be forever barred from asserting any such Tax Administrative Claims against the Debtors,
Reorganized Debtors, their estates, or their property.

          27. The Reorganized Debtors shall pay in full all professionals' fees and expenses incurred prior to the Effective Date in such amounts as are allowed by the Bankruptcy

                                       13

Court pursuant to Bankruptcy Code section 330 upon the later of (i) the
Effective Date, and (ii) the date on which such Claim becomes an Allowed
Administrative Claim. Any professional fees or reimbursement of expenses incurred by the Reorganized Debtors subsequent to the Effective Date may be paid by the Reorganized Debtors without application to the Bankruptcy Court, provided, however, that the Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding payment for professional services relating to the implementation of the Plan or the administration of the Cases.

          28. Pursuant to Section VIII.A of the Plan, and except as otherwise specifically provided in the Plan or in the Confirmation Order, pursuant to section 1141(d) of the Code, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of all Claims, including any interest or penalties accrued on such Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against and
Interests in the Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the
Plan on account of such Claims, rights and Interests, including but not limited to, Claims and Interests that arose before the Confirmation Date, including all debts of the kind specified in sections 502(g), 502(h) and 502(i) of the Code, in each case whether or not (a) a proof of Claim or interest based upon such
Claim, debt, right or Interest is Filed or deemed Filed under section 501 of the
Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is allowed under section 502 of the Code, or (c) the Holder of such a Claim, debt, right, or Interest accepted the Plan. This Confirmation Order shall constitute a determination of the discharge of all of the Claims against and Interests in the
Debtors, subject to the occurrence of the Effective Date.

          29. Except as otherwise expressly provided in the Plan, the documents executed pursuant to the Plan, or this Confirmation Order, on and after the
Effective Date, all Persons and entities who have held, currently hold, or may hold a debt, Claim, or Interest discharged pursuant to the terms of the Plan
(including but not limited to States and other governmental units, and any State official, employee, or other entity acting in an individual or

                                       14

official capacity on behalf of any State or other governmental units) shall be permanently enjoined from: (a) taking any of the following actions on account of any such discharged debt, Claim, or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized
Debtors, their successors, or their property; (2) enforcing, attaching, executing, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, their successors, or their property; (3) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors, their successors, or their property; (4) asserting any set off, right of subrogation, or recoupment of any kind against any obligation due the Debtors, the Reorganized Debtors, their successors, or their property; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan; and (b) taking any of the following actions on account of any Claims or Reserved Rights of Action that are revested in, or transferred to, the Reorganized Debtors as of the Effective Date or under the Plan (to the extent one or more Debtors' Estates held such Claim or rights of action or held the right to assert such Claim or right of action after the Petition Date)
commencing or continuing in any manner any action or other proceeding of any kind to recover on or otherwise with respect to such Claims or rights of action.
Any person or entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages from the willful violator.

          30. As soon as practicable after the Effective Date, the Reorganized
Debtors shall pay the reasonable attorneys' fees and expenses and reasonable fees and expenses of the financial advisor of the Backstop Parties, the Term B
Secured Lenders, and the Post-Confirmation Term B Secured Lenders without further order of the Bankruptcy Court, as is required by Article IX.B of the
Plan.

          31. All fees payable under section 1930 of title 28, United States
Code, as determined by the Bankruptcy Court, have been paid or will be paid pursuant to Section IX.A of the Plan, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

                                       15

          32. The release, exculpation, and injunction provisions contained in the Plan (including but not limited to Sections V.A.2) shall be effective and binding upon all persons and entities to the full extent provided in the Plan.

          33. Except as otherwise provided in the Plan, as of the Effective
Date, and whether or not surrendered by the Holder thereof, all existing Old
Falcon Common Stock, Notes, the Notes Indenture, Junior Convertible Debentures,
and all other Instruments and Securities evidencing any Claims or Interests shall be deemed automatically cancelled and deemed void and of no further force or effect, without any further action on the part of any person, and any Claims or Interests under or evidenced by such Old Falcon Common Stock, Notes, Junior
Convertible Debentures or other Instruments or Securities shall be deemed discharged. provided, however, that the Notes Indenture shall continue in effect solely for the purposes of allowing the indenture trustees to make any distributions on account of Classes 6A Claims pursuant to the Plan and to perform such other necessary administrative functions with respect thereto.

          34. On or before the tenth (10th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order, but not a copy of this Confirmation Order, pursuant to
Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the "Notice of Confirmation"), in
substantially the form attached hereto as Exhibit "1", to be delivered to such parties by first-class mail, postage prepaid, and the Debtors shall file a certificate of service no later than two (2) business days after service. The
Notice of Confirmation described herein is adequate under the particular circumstances and no other or further notice is necessary. The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in (a) one large national paper such as the New York Times, and (b) appropriate trade magazines and/or select local newspapers, including The Record, Azusa Herald, The Citizen
Tribune, Newport Plain Talk, Belmont and Tishomingo Journal, The Clarion Ledger,
and St Louis Post Dispatch.

                                       16

          35. Within ten (10) Business Days following the occurrence of the
Effective Date, the Reorganized Debtors shall serve notice of the occurrence of the Effective Date on all creditors and interest holders, the United States
Trustee, and other parties in interest, by causing notice of the Effective Date
(the "Notice of Effective Date"), in substantially the form attached hereto as
Exhibit "2", to be delivered to such parties by first-class mail, postage prepaid, and the Debtors shall file a certificate of service no later than two
(2) business days after service. The Notice of Effective Date described herein is adequate under the particular circumstances and no other or further notice is necessary. The Debtors also shall cause the Notice of Effective Date to be published as promptly as practicable after the occurrence of the Effective Date once in (a) one large national paper such as the New York Times, and (b)
appropriate trade magazines and/or select local newspapers, including The
Record, Azusa Herald, The Citizen Tribune, Newport Plain Talk, Belmont and
Tishomingo Journal, The Clarion Ledger, and St Louis Post Dispatch.

          36. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and the Plan Documentary
Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

          37. Each term and provision of the Plan is hereby deemed to be valid and enforceable pursuant to its terms.

          38. To the extent of any inconsistency between the provisions of the
Plan and this Confirmation Order, the terms and conditions contained in this
Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated otherwise by further order of this Bankruptcy Court.

DATED: October 17, 2005
St. Louis, Missouri

                                        /s/ Barry S. Schermer
                                        ----------------------------------------
                                        Barry S. Schermer
                                        United States Bankruptcy Judge

                                       17

Order Prepared By:

MARK V. BOSSI (E.D. Mo. no. 2675)
BRIAN W. HOCKETT (E.D. Mo. no. 498697)
THOMPSON COBURN LLC
One US Bank Plaza
St. Louis, MO 63101
Telephone (314) 552-6000
Fax (314) 552-7000

ROBERT A. GREENFIELD (Cal. state bar no. 39648)
MARINA FINEMAN (Cal. state bar no. 193065)
ANDREW M. PARLEN (Cal. state bar no. 230429), Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
1901 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067

                                       18

                                   EXHIBIT "1"

                             NOTICE OF CONFIRMATION

                                       19

          UNITED STATES BANKRUPTCY COURT, EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION

In re:                              )   Case No. 05-41108-399
                                    )
FALCON PRODUCTS, INC., a Delaware   )   JOINTLY ADMINISTERED UNDER
corporation, et al.,                )   CHAPTER 11
                                    )
Debtors.

                                        NOTICE OF ENTRY OF ORDER CONFIRMING
                                        DEBTORS' THIRD AMENDED JOINT CHAPTER 11
                                        PLAN (OCTOBER 3, 2005), AS AMENDED

          TO ALL CREDITORS, SHAREHOLDERS, AND OTHER PARTIES IN INTEREST:

          PLEASE TAKE NOTICE that on October 18, 2005, the United States
Bankruptcy Court for the Eastern District of Missouri, Eastern Division, entered an order (the "Confirmation Order") confirming the "Third Amended Joint Chapter
11 Plan of Reorganization (October 3, 2005)" (as amended or modified by the
Confirmation Order, the "Plan").(1)

          PLEASE TAKE FURTHER NOTICE that the Confirmation Order, which was entered in each of the above-captioned, jointly-administered cases, as well as the Bankruptcy Court's Findings of Fact and Conclusions Of Law Regarding
Confirmation of the Plan, are available for inspection at the Office of the
Clerk of the Bankruptcy Court and are available electronically through PACER
(http://pacer.moeb.uscourts.gov). The Confirmation Order and the Findings of
Fact and Conclusions Of Law Regarding Confirmation of the Plan, will also be available for inspection and downloading on the case website at
http://tcdirect.thompsoncoburn.com/falcon/ and www.kccllc.net/falcon.

          PLEASE TAKE FURTHER NOTICE that the Effective Date has not yet occurred. Once the Effective Date occurs, the Reorganized Debtors will serve a separate notice of such date on all parties in interest in these Cases.

          PLEASE TAKE FURTHER NOTICE that pursuant to Section IV.A of the Plan,
ALL CLAIMS ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES
UNDER THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT WITHIN THIRTY (30) DAYS
FROM THE DATE HEREOF (I.E., NOVEMBER [18], 2005). Any such Claims that are not filed within such time will be forever barred from assertion against the
Debtors, their estates, the Reorganized Debtors, and their property, and shall not share in any distributions under this Plan.

          PLEASE TAKE FURTHER NOTICE that pursuant to Section III.A.1.b.ii of the Plan all applications for final compensation of professional persons for services rendered and for reimbursement of expenses incurred on or before the
Effective Date shall be filed with the Bankruptcy Court on or before November 8,
2005, unless a later date is ordered by the Bankruptcy Court after notice and a hearing on an application to extend such deadline Filed by a Professional
Person. The hearing on the Filed Final Fee

----------
(1)  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Plan or the Confirmation Order.

Applications shall be held on December 8, 2005, at 9:00 a.m., C.S.T. The
Reorganized Debtors shall prepare a notice of the hearing on all timely Filed
Final Fee Applications, which notice shall provide the deadline by which all objections to such Filed Final Fee Applications must be Filed, and shall serve such notice on the All Notices List and all Professional Persons who timely File
Final Fee Applications. All other requests for payment of Administrative Claims incurred on or after September 1, 2005 and before the Effective Date under sections 507(a)(1) or 507(b) of the Bankruptcy Code shall be filed with the
Bankruptcy Court and served upon the Reorganized Debtors, the Backstop Parties, the Term A Secured Lenders, and the Exit Facility Lender, and their respective counsel, no later than thirty (30) days after the Effective Date (the "General
Administrative Claims Bar Date"), unless such date is extended by the Bankruptcy
Court after notice to the Reorganized Debtors. Any such request for payment of an Administrative Claim that is subject to the General Administrative Claims Bar
Date and that is not filed and served on or before the General Administrative
Claims Bar Date shall be forever barred; any party that seeks payment of
Administrative Claims that (i) is required to file a request for payment of such
Administrative Claims and (ii) does not file such a request by the deadline established in the Plan shall be forever barred from asserting such
Administrative Claims against the Debtors, the Reorganized Debtors, their estates, or any of their property. Notwithstanding the foregoing, THE GENERAL
ADMINISTRATIVE CLAIMS BAR DATE SHALL NOT APPLY TO (I) POSTPETITION, ORDINARY
COURSE TRADE OBLIGATIONS AND POSTPETITION PAYROLL OBLIGATIONS INCURRED IN THE
ORDINARY COURSE OF THE DEBTORS' POSTPETITION BUSINESS, PERSONAL INJURY CLAIMS
ARISING FROM ACTS OR OMISSIONS OCCURRING AFTER THE PETITION DATE, AND
POSTPETITION OBLIGATIONS EXPRESSLY AUTHORIZED BY THE BANKRUPTCY COURT OR THE
PLAN (INCLUDING BUT NOT LIMITED TO OBLIGATIONS ARISING UNDER ANY AGREEMENTS
ENTERED INTO DURING THE CASES PURSUANT TO BANKRUPTCY COURT APPROVAL), FOR WHICH
NO ADMINISTRATIVE CLAIMS BAR DATE SHALL APPLY, AND (II) POSTPETITION TAX
OBLIGATIONS, FOR WHICH THE BAR DATE FOR TAX ADMINISTRATIVE CLAIMS DESCRIBED IN
THE FOLLOWING PARAGRAPH SHALL APPLY.

          PLEASE TAKE FURTHER NOTICE that pursuant to Section III.A.i.b.iii of the Plan, in order to obtain an "Allowed Administrative Tax Claim", all requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the
Petition Date through and including the Effective Date ("Administrative Tax
Claim") and for which no bar date has otherwise been previously established, the holder of such claim must file and serve on the Reorganized Debtors a motion requesting payment of such Administrative Tax Claim (a) within the later of: (i)
30 days after the Effective Date; and (ii) 120 days after the filing of the tax return for such taxes; and (b) such Claim must be allowed by a Final Order of the Bankruptcy Court. Any holder of any Administrative Tax Claim that is required to file a

request for payment of such taxes and does not file and properly serve such a request by the applicable bar date shall be forever barred from asserting any such Administrative Tax Claim against the Debtors, Reorganized Debtors, their estates, or their property.

Dated: October ___, 2005

ROBERT A. GREENFIELD (Cal. state bar no.
39648) rgreenfield@stutman.com

MARINA FINEMAN (Cal. state bar no. 193065)
mfineman@stutman.com

ANDREW M. PARLEN (Cal. state bar no. 230429)
aparlen@stutman.com, Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
1901 Avenue of the Stars, 12th Floor
Los Angeles, California 90067

MARK V. BOSSI (E.D. Mo. no. 2675)
mbossi@thompsoncoburn.com

BRIAN W. HOCKETT (E.D. Mo. no. 498697)
bhockett@thompsoncoburn.com
THOMPSON & COBURN LLP
One US Bank Plaza
St. Louis, MO 63101

                                   EXHIBIT "2"

                            NOTICE OF EFFECTIVE DATE

                                       20

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MISSOURI
                                EASTERN DIVISION

--------------------------------------------------------------------------------
In re:                            ) Case No. 05-41108-399
                                  )
FALCON PRODUCTS, INC., a Delaware ) JOINTLY ADMINISTERED UNDER
corporation, et al.,              ) CHAPTER 11
                                  )
Debtors.                            NOTICE OF EFFECTIVE DATE OF DEBTORS'
                                    THIRD AMENDED JOINT CHAPTER 11 PLAN
                                    OF REORGANIZATION (OCTOBER 6, 2005); AS
                                    AMENDED
--------------------------------------------------------------------------------

          PLEASE TAKE NOTICE that an order (the "Confirmation Order") confirming the "Third Amended Joint Chapter 11 Plan of Reorganization (October 3, 2005 for
Confirmation)" (as amended or modified by the Confirmation Order, the
"Plan")(1), filed by Falcon Products, Inc., Epic Furniture Group, Inc., The
Falcon Companies International, Inc., Falcon Holdings, Inc., Howe Furniture
Corporation, Johnson Industries, Inc., Madison Furniture Industries, Inc.,
Sellers & Josephson, Inc., and Shelby Williams Industries, Inc., debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the
"Debtors"), was entered in each of the above-captioned, jointly-administered cases by the Honorable Barry Schermer, United States Bankruptcy Judge (the
"Bankruptcy Court") on October 18, 2005. The Confirmation Order, as well as the
Bankruptcy Court's Findings of Fact and Conclusions Of Law Regarding
Confirmation of the Plan, are available for inspection at the Office of the
Clerk of the Bankruptcy Court and is available electronically through PACER
(http://pacer.moeb.uscourts.gov). The Confirmation Order and the Findings of
Fact and the Conclusions Of Law Regarding Confirmation of the Plan, will also be available for inspection and downloading on the case website at
http://tcdirect.thompsoncoburn.com/falcon/ and www.kccllc.net/falcon

          PLEASE TAKE FURTHER NOTICE that, pursuant to Section VII.B of the
Plan, the Effective Date of the Plan is October [___], 2005.

          PLEASE TAKE FURTHER NOTICE that pursuant to Section III.A.1.b.ii of the Plan, all applications for final compensation of professional persons for services rendered and for reimbursement of expenses incurred on or before the
Effective Date shall be filed with the Bankruptcy Court on or before November 8,
2005, unless a later date is ordered by the Bankruptcy Court after notice and a hearing on an application to extend such deadline Filed by a Professional
Person. The hearing on the Filed Final Fee Applications shall be held on
December 8, 2005, at 9:00 a.m., C.S.T. The Reorganized Debtors shall prepare a notice of the hearing on all timely Filed Final Fee Applications, which notice shall provide the deadline by which all objections to such Filed Final Fee
Applications must be Filed, and shall serve such notice on the All Notices List and all Professional Persons who timely File Final Fee Applications. All other requests for payment of Administrative Claims incurred on or after September 1,
2005 and before the Effective Date under sections 507(a)(1) or 507(b) of the
Bankruptcy Code SHALL BE FILED WITH THE BANKRUPTCY COURT AND SERVED

----------
(1) Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed thereto in the Plan.

                                        2

UPON THE PARTIES IDENTIFIED ON EXHIBIT "A" HERETO NO LATER THAN THIRTY (30) DAYS
AFTER THE EFFECTIVE DATE (I.E., NOVEMBER [__], 2005) (the "General
Administrative Claims Bar Date") unless such date is extended by the Bankruptcy
Court after notice to the Reorganized Debtors. Any such request for payment of an Administrative Claim that is subject to the General Administrative Claims Bar
Date and that is not filed and served on or before the General Administrative
Claims Bar Date shall be forever barred; any party that seeks payment of
Administrative Claims that (i) is required to file a request for payment of such
Administrative Claims and (ii) does not file such a request by the deadline established in the Plan shall be forever barred from asserting such
Administrative Claims against the Debtors, the Reorganized Debtors, their estates, or any of their property. Notwithstanding the foregoing, THE GENERAL
ADMINISTRATIVE CLAIMS BAR DATE SHALL NOT APPLY TO (I) POSTPETITION, ORDINARY
COURSE TRADE OBLIGATIONS AND POSTPETITION PAYROLL OBLIGATIONS INCURRED IN THE
ORDINARY COURSE OF THE DEBTORS' POSTPETITION BUSINESS, AND POSTPETITION
OBLIGATIONS EXPRESSLY AUTHORIZED BY THE BANKRUPTCY COURT OR THE PLAN (INCLUDING
BUT NOT LIMITED TO OBLIGATIONS ARISING UNDER ANY AGREEMENTS ENTERED INTO DURING
THE CASES PURSUANT TO BANKRUPTCY COURT APPROVAL), FOR WHICH NO ADMINISTRATIVE
CLAIMS BAR DATE SHALL APPLY, AND (II) POSTPETITION TAX OBLIGATIONS, FOR WHICH
THE BAR DATE FOR TAX ADMINISTRATIVE CLAIMS DESCRIBED IN THE FOLLOWING PARAGRAPH
SHALL APPLY.

          PLEASE TAKE FURTHER NOTICE that pursuant to Section III.A.i.b.iii of the Plan, in order to obtain an "Allowed Administrative Tax Claim", all requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the
Petition Date through and including the Effective Date ("Administrative Tax
Claim") and for which no bar date has otherwise been previously established, the holder of such claim must file and serve on the Reorganized Debtors a motion requesting payment of such Administrative Tax Claim (a) within the later of: (i)
30 days after the Effective Date (i.e., November [__], 2005); and (ii) 120 days after the filing of the tax return for such taxes; and (b) such Claim must be allowed by a Final Order of the Bankruptcy Court. Any holder of any
Administrative Tax Claim that is required to file a request for payment of such taxes and does not file and properly serve such a request by the applicable bar date shall be forever barred from asserting any such Administrative Tax Claim against the Debtors, Reorganized Debtors, their estates, or their property.

Dated: October ___, 2005

ROBERT A. GREENFIELD (Cal. state bar no. 39648)
rgreenfield@stutman.com

MARINA FINEMAN (Cal. state bar no. 193065)
mfineman@stutman.com

ANDREW M. PARLEN (Cal. state bar no. 230429)
aparlen@stutman.com, Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
1901 Avenue of the Stars, 12th Floor
Los Angeles, California 90067

MARK V. BOSSI (E.D. Mo. no. 2675)
mbossi@thompsoncoburn.com

BRIAN W. HOCKETT (E.D. Mo. no. 498697)
bhockett@thompsoncoburn.com
THOMPSON & COBURN LLP
One US Bank Plaza
St. Louis, MO 63101

                                        3

                                   EXHIBIT "A"

---------------------------------------------------------------------------------------------------------------

Falcon Products, Inc.                 Stutman, Treister & Glatt             Thompson Coburn LLP
9387 Dielman Industrial Drive         Professional Corporation              Reorganization Co-Counsel to the
St. Louis, MO 63132                   Reorganization Counsel to the         Reorganized Debtors
Attn: Neal Restivo, Chief Financial   Reorganized Debtors                   One U.S. Bank Plaza
Officer                               3699 Wilshire Blvd., Suite 900        St. Louis, MO 63101
                                      Los Angeles, California 90010
                                      Attn: Robert A. Greenfield, Esq.      Attn: Mark Bossi
---------------------------------------------------------------------------------------------------------------
Milbank Tweed                         Backstop Parties                      Backstop Parties
Counsel to the Backstop Parties       Oaktree Capital Management, LLC       Whippoorwill Associates, Inc.
Milbank, Tweed, Hadley & McCloy LLP   333 South Grand Avenue, 28th Fl.      11 Martine Avenue, 11th Fl.
601 South Figueroa Street, 30th Fl.   Los Angeles, California 90071         White Plains, New York 10606
Los Angeles, California 90017         Attn: Jordon L. Kruse                 Attn: Steven K. Gendal
Attn: Paul S. Aronzon
---------------------------------------------------------------------------------------------------------------
Counsel To DDJ Capital                Counsel to the Exit Facility Lender   The Office of the United States
Management, LLC, Agent for Term       Morrison & Foerster LLP               Trustee for the Eastern District of
A Secured Lenders and DIP Lenders     1290 Avenue of the Americas           Missouri
Akin Gump Strauss Hauer & Field LLP   New York, NY 10104                    Office of United States Trustee
590 Madison Avenue                    Attn: Mark B. Joachim                 111 South 10th Street, Rm 6.353
New York, New York 10022                                                    St. Louis, Missouri 63102
Attn: Michael Stamer                                                        Attn: Leonora Long
---------------------------------------------------------------------------------------------------------------

                                        4